Exhibit 99.1

Filed pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended

Filing Person: W. P. Carey Inc.

Subject Company: Corporate Property Associates 16 – Global Incorporated

Commission File No.: 001-32162

FOR IMMEDIATE RELEASE

COMPANY CONTACT:	PRESS CONTACTS:
Kristin Brown	Cheryl Sanclemente	Guy Lawrence
W. P. Carey Inc.	W. P. Carey Inc.	Ross & Lawrence
212-492-8989	212-492-8995	212-308-3333
kbrown@wpcarey.com	csanclemente@wpcarey.com	gblawrence@rosslawpr.com

W. P. Carey Announces Second Quarter 2013 Financial Results

New York, NY – August 6, 2013 – W. P. Carey Inc. (NYSE: WPC), a real estate investment trust (“REIT”), today reported financial results for the second quarter ended June 30, 2013.

During the second quarter of 2013, the Company:

•                  Reported Funds from operations—as adjusted (“AFFO”) of $1.05 per diluted share

•                  Acquired three properties for approximately $113 million

•                  Structured $305 million of investments on behalf of the Managed REITs

•                  Raised its annualized dividend rate to $3.36 per share, WPC’s 49th consecutive quarterly increase

Subsequent to the second quarter, the Company:

•                  Announced a merger agreement with Corporate Property Associates 16 – Global Incorporated (“CPA®:16 – Global”)

•                  Structured $196 million of investments on behalf of the Managed REITs through August 1, 2013

•                  Entered into a new unsecured term loan agreement of $300 million and used the proceeds primarily to repay the $250 million outstanding on its existing Revolving Credit Facility on July 31, 2013

QUARTERLY RESULTS

•                  AFFO for the second quarter of 2013 was $72.6 million or $1.05 per diluted share, compared to $27.8 million or $0.68 per diluted share for the second quarter of 2012. AFFO for the six months ended June 30, 2013 was $144.9 million or $2.07 per diluted share, compared to $67.9 million or $1.66 per diluted share for the comparable period in 2012. The increased AFFO in the three and six months ended June 30, 2013 as compared to the same periods in 2012 was primarily due to income from the properties we acquired in our merger with CPA®:15 on September 28, 2012 (the “CPA®:15 Merger”) partially offset by the cessation of asset management revenue received from CPA®:15 after the CPA®:15 Merger was completed. Per share data for the 2013 periods also reflects the issuance of 28.2 million shares in connection with the CPA®:15 Merger to the stockholders of CPA®:15. Further information concerning AFFO, a non-GAAP supplemental performance metric, is presented in the accompanying tables and related notes.

•                  Total revenues net of reimbursed expenses for the second quarter of 2013 were $103.6 million, compared to $46.6 million for the second quarter of 2012. Total revenues net of reimbursed expenses for the six months ended June 30, 2013 were $204.1 million, compared to $96.2 million for the comparable period in 2012. Reimbursed expenses are excluded from total revenues because they have no impact on net income.

W. P. Carey Inc. 6/30/2013 Earnings Release 8-K — 1

•                  Net Income for the second quarter of 2013 was $43.2 million, compared to $31.8 million for the same period in 2012. Net Income for the six months ended June 30, 2013 was $57.3 million, compared to $44.1 million for the prior year period.

•                  For the quarter ended June 30, 2013, we received approximately $15.6 million in cash distributions from our equity ownership in the CPA® REITs including $8.7 million in Available Cash distributions related to our special general partnership interests in the CPA® REITs.

Proposed Merger with CPA®:16 – GLOBAL

•                  On July 25, 2013, we announced that our Board of Directors and the Board of Directors of our publicly held, non-traded REIT affiliate CPA®:16 – Global, had each unanimously approved a merger agreement pursuant to which CPA®:16 – Global will merge with and into a subsidiary of W. P. Carey in a transaction valued at approximately $4.0 billion, including debt.

•                  Following the proposed merger, the combined company is expected to have an equity market capitalization of approximately $6.5 billion and a total enterprise value of approximately $10.1 billion. The combined portfolio will consist of more than 700 properties with 86 million square feet of corporate real estate leased to 231 companies around the world.

•                  The proposed merger is subject to SEC review and the approvals of the stockholders of each of W. P. Carey and CPA®:16 – Global. CPA®:16 – Global has a 30-day go-shop period. We currently expect that the closing will occur in the first quarter of 2014, although there can be no assurance that the transaction will close at such time, if at all.

W. P. CAREY OWNED PORTFOLIO UPDATE

•                  In April 2013, W. P. Carey acquired the main European distribution center of the Tommy Hilfiger Group for approximately €27 million ($35 million). The 473,437 square foot facility is located in Venlo, Netherlands and is subject to an existing net lease with Tommy Hilfiger Europe B.V., which has been owned since 2010 by PVH Corp, one of the world’s largest apparel companies.

•                  In June 2013, W. P. Carey acquired the research and development (“R&D”) and class-A office facilities of Cargotec Corporation for approximately €40 million ($52 million). The 183,567 square foot facility is located in Tampere, Finland and is subject to a 20-year net lease with Cargotec. Cargotec is a Finnish public company that develops and manufactures cargo-handling machinery for ships, ports, terminals and local distribution. It operates in 120 countries, employs approximately 10,000 personnel globally and generated more than €3.3 billion ($4.3 billion) in revenues in 2012.

•                  In June 2013, W. P. Carey acquired the corporate headquarters of the Arbella Insurance Group for approximately $26 million. Located in Quincy, Massachusetts, the 132,160 square foot office facility is subject to an existing 14-year net lease with the company.

•                  During the second quarter of 2013, W. P. Carey disposed of four properties for total proceeds of $38 million.

•                  The W. P. Carey owned portfolio currently consists of 423 leased properties comprising 39.5 million square feet leased to approximately 123 corporate tenants. The average lease term of the portfolio is 8.8 years and the occupancy rate is approximately 98.9%.

W. P. CAREY MANAGED PORTFOLIO UPDATE

•                  W. P. Carey is the advisor to the CPA® REITs and Carey Watermark Investors Incorporated (“CWI”), which had aggregate real estate assets of $6.4 billion, cash of approximately $0.8 billion and total assets of $8.8 billion as of June 30, 2013. The average occupancy rate for the 77.3 million square feet owned by the CPA® REITs was approximately 98.8%.

W. P. Carey Inc. 6/30/2013 Earnings Release 8-K — 2

CPA®:17 – GLOBAL ACTIVITY

•                  During the second quarter of 2013, we structured $113 million of new investments on behalf of CPA®:17 – Global, including two self-storage transactions totaling $87 million.

•                  In July 2013, we completed two sale-leaseback transactions totaling €95 million ($123 million) on behalf of CPA®:17 – Global, including an H&M Hennes & Mauritz AB logistics facility in Poznan, Poland for €64 million ($83 million) and the new European R&D center for Royal FreislandCampina NV in Wageningen, the Netherlands for €31 million ($40 million).

CPA®:18 – GLOBAL ACTIVITY

•                  In May 2013, we announced that the registration statement for CPA®:18 – Global had been declared effective by the Securities and Exchange Commission (“SEC”) and that CPA®:18 - Global had commenced a capital raise of up to $1 billion.

CAREY WATERMARK INVESTORS ACTIVITY

•                  From the beginning of its initial public offering through June 30, 2013, CWI, our lodging-focused non-traded REIT offering, has raised approximately $366 million.

•                  During the second quarter of 2013, CWI invested in two hotels for a total of approximately $198 million. Investments included the 247-room Hutton Hotel in Nashville, TN for a total investment of $77 million, which includes $4 million of planned capital improvements, and the 226-room Holiday Inn® Manhattan 6th Avenue for a total investment of $121 million, which includes $8 million of planned capital improvements.

•                  In July 2013, CWI acquired a joint venture interest in the 226-room Fairmont Sonoma Mission Inn & Spa from Fairmont Hotels & Resorts. CWI’s interest in the joint venture, which represents a total investment of $97 million, is 75% percent while Fairmont will retain a 25% ownership interest. Also in July 2013, CWI sold its 49% interest in a joint venture owning two hotels located in Long Beach, CA for approximately $23 million.

DIVIDENDS

•                  The W. P. Carey Board of Directors raised the quarterly cash dividend to $0.84 per share for the second quarter of 2013. This represents a 2.4% increase from the first quarter of 2013 and a 48% increase over the second quarter of 2012. The dividend—our 49th consecutive quarterly increase—was paid on July 15, 2013 to stockholders of record as of July 1, 2013.

W. P. Carey President and CEO Trevor Bond, noted, “We are very pleased with both our second quarter results and the announcement of our proposed merger with CPA®:16 – Global, another milestone transaction which will significantly increase our real estate assets under ownership and reinforce our status as a leading global net-lease REIT. As we have for four decades, we will continue to focus on our strategy of disciplined investing in order to generate stable and growing cash flows and dividend income for our investors.”

W. P. Carey Inc. 6/30/2013 Earnings Release 8-K — 3

Conference Call and Audio Webcast Scheduled for 11:00 AM (ET)

Please call at least 10 minutes prior to call to register.

Time: Tuesday, August 6, 2013 at 11:00 AM (ET)

Call-in Number: 800-860-2442

(International) +1-412-858-4600

Webcast: www.wpcarey.com/earnings

Podcast: www.wpcarey.com/podcast

Available after 2:00 PM (ET)

Replay Number: 877-344-7529

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Replay Passcode: 10031287

Replay available until September 22, 2013 at 9:00 AM (ET).

W. P. Carey Inc.
Celebrating its 40th anniversary, W. P. Carey Inc. is a publicly traded REIT (NYSE: WPC) that provides long-term sale-leaseback and build-to-suit financing for companies worldwide and owns and manages an investment portfolio totaling approximately $15.4 billion. The largest owner/manager of net lease assets, WPC’s corporate finance-focused credit and real estate underwriting process is a constant that has been successfully leveraged across a wide variety of industries and property types. Its portfolio of long-term leases with creditworthy tenants has an established history of generating stable cash flows that have enabled the Company to deliver consistent dividend income to investors for nearly four decades. www.wpcarey.com

This press release contains forward-looking statements within the meaning of the Federal securities laws. Examples of such forward-looking statements include, but are not limited to, the statements made by Mr. Bond. A number of factors could cause W. P. Carey’s actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact W. P. Carey, reference is made to W. P. Carey’s filings with the Securities and Exchange Commission.

W. P. Carey Inc. 6/30/2013 Earnings Release 8-K — 4

W. P. CAREY INC.

Financial Highlights (Unaudited)

(in thousands, except per share amounts)

These financial highlights include the non-GAAP financial measure, funds from operations – as adjusted (“AFFO”). A description of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure is provided on the following pages.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Income	$43,167	$31,777	$57,348	$44,067

AFFO from real estate ownership	$72,302	$27,883	$135,258	$56,717
AFFO from investment management	336	(62)	9,635	11,175
Total AFFO	$72,638	$27,821	$144,893	$67,892

Per Share (Diluted)
Net Income	$0.62	$0.77	$0.81	$1.06

AFFO from real estate ownership	$1.05	$0.69	$1.93	$1.40
AFFO from investment management	-	(0.01)	0.14	0.26
Total AFFO	$1.05	$0.68	$2.07	$1.66

W. P. Carey Inc. 6/30/2013 Earnings Release 8-K — 5

W. P. CAREY INC.

Consolidated Balance Sheets (Unaudited)

(in thousands)

	June 30, 2013	December 31, 2012
Assets
Investments in real estate:
Real estate, at cost	$2,450,868	$2,334,488
Operating real estate, at cost	98,756	99,703
Accumulated depreciation	(165,009)	(136,068)
Net investments in properties	2,384,615	2,298,123
Net investments in direct financing leases	360,701	376,005
Assets held for sale	21,256	1,445
Equity investments in real estate and the Managed REITs	559,361	565,626
Net investments in real estate	3,325,933	3,241,199
Cash	62,765	123,904
Due from affiliates	28,670	36,002
Goodwill	328,011	329,132
In place lease, net	465,931	447,278
Above-market rent, net	269,355	279,885
Other intangible assets, net	12,256	10,200
Other assets, net	142,439	141,442
Total assets	$4,635,360	$4,609,042

Liabilities and Equity
Liabilities:
Non-recourse debt	$1,686,155	$1,715,397
Senior credit facility	385,000	253,000
Accounts payable, accrued expenses and other liabilities	272,595	265,132
Income taxes, net	13,458	24,959
Distributions payable	58,036	45,700
Total liabilities	2,415,244	2,304,188
Redeemable noncontrolling interest	7,082	7,531
Redeemable securities - related party	-	40,000

Equity:
W. P. Carey stockholders’ equity:
Common stock	69	69
Preferred stock (None issued)	-	-
Additional paid-in capital	2,234,450	2,175,820
Distributions in excess of accumulated earnings	(233,107)	(172,182)
Deferred compensation obligation	13,411	8,358
Accumulated other comprehensive loss	(2,984)	(4,649)
Less, treasury stock at cost	(60,270)	(20,270)
Total W. P. Carey stockholders’ equity	1,951,569	1,987,146
Noncontrolling interests	261,465	270,177
Total equity	2,213,034	2,257,323
Total liabilities and equity	$4,635,360	$4,609,042

W. P. Carey Inc. 6/30/2013 Earnings Release 8-K — 6

W. P. CAREY INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Lease revenues:
Rental income	$66,498	$14,554	$131,417	$29,188
Interest income from direct financing leases	9,412	1,913	18,924	4,038
Total lease revenues	75,910	16,467	150,341	33,226
Asset management revenue from affiliates	10,355	15,636	20,369	31,238
Structuring revenue from affiliates	6,422	3,622	12,764	11,260
Dealer manager fees	2,320	4,080	3,542	7,867
Reimbursed costs from affiliates	15,467	20,484	27,435	39,221
Other real estate income	8,582	6,810	17,110	12,569
	119,056	67,099	231,561	135,381
Operating Expenses
General and administrative	30,250	26,581	59,223	53,491
Reimbursable costs	15,467	20,484	27,435	39,221
Depreciation and amortization	30,927	6,424	61,454	12,881
Property expenses	5,531	3,025	10,602	5,055
Other real estate expenses	2,782	2,431	5,515	4,930
Impairment charges	-	-	1,071	-
	84,957	58,945	165,300	115,578
Other Income and Expenses
Other interest income	316	155	686	658
Net income from equity investments in real estate and the Managed REITs	32,541	28,345	43,197	42,331
Other income and (expenses)	1,877	1,216	2,969	1,524
Interest expense	(26,912)	(7,128)	(53,706)	(14,408)
	7,822	22,588	(6,854)	30,105
Income from continuing operations before income taxes	41,921	30,742	59,407	49,908
Benefit from income taxes	1,122	1,882	2,355	187
Income from continuing operations	43,043	32,624	61,762	50,095
Discontinued Operations
Income (loss) from operations of discontinued properties	3,118	(93)	3,306	11
Gain (loss) on sale of real estate	1,313	(298)	382	(479)
Gain on extinguishment of debt	13	-	84	-
Impairment charges	(1,671)	(1,003)	(3,879)	(6,728)
Income (loss) from discontinued operations, net of tax	2,773	(1,394)	(107)	(7,196)
Net Income	45,816	31,230	61,655	42,899
Net (income) loss attributable to noncontrolling interests	(2,692)	480	(4,400)	1,058
Add: Net loss attributable to redeemable noncontrolling interest	43	67	93	110
Net Income Attributable to W. P. Carey	$43,167	$31,777	$57,348	$44,067

Basic Earnings Per Share
Income from continuing operations attributable to W. P. Carey	$0.59	$0.82	$0.83	$1.26
Income (loss) from discontinued operations attributable to W. P. Carey	0.04	(0.04)	-	(0.18)
Net income attributable to W. P. Carey	$0.63	$0.78	$0.83	$1.08

Diluted Earnings Per Share
Income from continuing operations attributable to W. P. Carey	$0.58	$0.80	$0.82	$1.23
Income (loss) from discontinued operations attributable to W. P. Carey	0.04	(0.03)	(0.01)	(0.17)
Net income attributable to W. P. Carey	$0.62	$0.77	$0.81	$1.06

Weighted Average Shares Outstanding
Basic	68,406,771	40,047,220	68,776,108	40,218,677
Diluted	69,493,902	40,757,055	69,870,849	40,828,646

Amounts Attributable to W. P. Carey
Income from continuing operations, net of tax	$40,419	$33,171	$57,506	$51,263
Income (loss) from discontinued operations, net of tax	2,748	(1,394)	(158)	(7,196)
Net income attributable to W. P. Carey	$43,167	$31,777	$57,348	$44,067

W. P. Carey Inc. 6/30/2013 Earnings Release 8-K — 7

W. P. CAREY INC.

Reconciliation of Net Income to Funds From Operations — as adjusted (AFFO) (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Real Estate Ownership
Net income from real estate ownership attributable to W. P. Carey	$43,107	$28,367	$59,799	$37,460
Adjustments:
Depreciation and amortization of real property	30,170	5,673	59,857	11,820
Impairment charges	1,671	1,003	4,950	6,728
Gain on sale of real estate, net	(981)	(1,686)	(50)	(1,505)
Proportionate share of adjustments to equity in net income of partially-owned entities to arrive at FFO	(16,304)	(14,827)	(13,150)	(13,787)
Proportionate share of adjustments for noncontrolling interests to arrive at FFO	(4,247)	(434)	(8,514)	(868)
Total adjustments	10,309	(10,271)	43,093	2,388
FFO (as defined by NAREIT) - Real Estate Ownership	53,416	18,096	102,892	39,848
Adjustments:
Loss on extinguishment of debt	(141)	-	(67)	-
Other gains, net	-	-	(270)	-
Other depreciation, amortization and non-cash charges	(515)	235	285	24
Stock-based compensation	911	-	1,085	-
Deferred tax expense	(21)	(532)	(1,046)	(1,184)
Acquisition expenses (a)	2,909	-	2,909	-
Realized losses on foreign currency, derivatives and other (b)	102	542	154	542
Amortization of deferred financing costs	549	402	1,060	866
Straight-line and other rent adjustments	(2,277)	(883)	(4,446)	(1,998)
Above- and below-market rent intangible lease amortization, net (b)	7,237	111	14,493	111
Merger expenses	218	2,616	329	4,719
Proportionate share of adjustments to equity in net income of partially-owned entities to arrive at AFFO	279	(366)	557	(779)
AFFO adjustments to equity earnings from equity investments	10,718	7,687	19,967	14,613
Proportionate share of adjustments for noncontrolling interests to arrive at AFFO	(1,083)	(25)	(2,644)	(45)
Total adjustments	18,886	9,787	32,366	16,869
AFFO - Real Estate Ownership	$72,302	$27,883	$135,258	$56,717

Investment Management
Net income (loss) from investment management attributable to W. P. Carey	$60	$3,410	$(2,451)	$6,607
FFO (as defined by NAREIT) - Investment Management	$60	$3,410	$(2,451)	$6,607

Adjustments:
Other depreciation, amortization and other non-cash charges	253	229	515	488
Stock-based compensation	7,518	4,495	16,493	9,755
Deferred tax expense	(7,815)	(8,459)	(5,562)	(6,223)
Realized gains (losses) on foreign currency (b)	2	(23)	4	(23)
Amortization of deferred financing costs	318	286	636	571
Total adjustments	276	(3,472)	12,086	4,568
AFFO - Investment Management	$336	$(62)	$9,635	$11,175

Total Company
FFO (as defined by NAREIT)	$53,476	$21,506	$100,441	$46,455
FFO (as defined by NAREIT) per diluted share	0.77	0.53	1.44	1.14
AFFO	$72,638	$27,821	$144,893	$67,892
AFFO per diluted share	1.05	0.68	2.07	1.66
Diluted weighted average shares outstanding	69,493,902	40,757,055	69,870,849	40,828,646

(a)         Prior to the second quarter of 2013, this amount was insignificant and therefore not included in the AFFO calculation.

(b)         These adjustments are significant and recurring subsequent to the Merger and were not included in the AFFO calculation for the three and six months ended June 30, 2012.

W. P. Carey Inc. 6/30/2013 Earnings Release 8-K — 8

Non-GAAP Financial Disclosure

Funds from operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss (as computed in accordance with GAAP) excluding: depreciation and amortization expense from real estate assets, impairment charges on real estate, gains or losses from sales of depreciated real estate assets and extraordinary items; however FFO related to assets held for sale, sold or otherwise transferred and included in the results of discontinued operations are included. These adjustments also incorporate the pro rata share of unconsolidated subsidiaries. FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers. Although NAREIT has published this definition of FFO, companies often modify this definition as they seek to provide financial measures that meaningfully reflect their distinctive operations. We modify the NAREIT computation of FFO to include other adjustments to GAAP net income to adjust for certain non-cash charges such as amortization of intangibles, deferred income tax benefits and expenses, straight-line rents, stock compensation, gains or losses from extinguishment of debt and deconsolidation of subsidiaries and unrealized foreign currency exchange gains and losses. Our assessment of our operations is focused on long-term sustainability and not on such non-cash items, which may cause short-term fluctuations in net income but have no impact on cash flows. Additionally, we exclude expenses related to the CPA®:15 Merger and realized gain/losses on foreign exchange and derivatives which are not considered fundamental attributes of our business plan and do not affect our overall long-term operating performance. We refer to our modified definition of FFO as AFFO. We exclude these items from GAAP net income as they are not the primary drivers in our decision making process and excluding those items provides investors a view of our portfolio performance over time and make it more comparable to other REITs which are currently not engaged in acquisitions and mergers. We use AFFO as one measure of our operating performance when we formulate corporate goals, evaluate the effectiveness of our strategies, and determine executive compensation. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess the sustainability of our operating performance without potentially distorting the impact of these short-term fluctuations. However, there are limits on the usefulness of AFFO to investors. For example, impairment charges and unrealized foreign currency losses that we exclude may become actual realized losses upon the ultimate disposition of the properties in the form of lower cash proceeds or other considerations.

W. P. Carey Inc. 6/30/2013 Earnings Release 8-K — 9